Exhibit 3.1

Execution Version

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HYPERLIQUID STRATEGIES INC

The present name of the corporation is “Hyperliquid Strategies Inc”. The corporation was originally incorporated under the name “Hyperliquid Strategies Inc” by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on July 2, 2025. This Amended and Restated Certificate of Incorporation of the corporation, which both restates and amends the provisions of the corporation’s certificate of incorporation, was duly adopted in accordance with the provisions of Section, 228, 242 and 245 the General Corporation Law of the State of Delaware. The corporation’s certificate of incorporation is hereby amended and restated in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is Hyperliquid Strategies Inc (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”).

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, State of Delaware 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 2,100,000,000, divided into two classes as follows: (a) 2,000,000,000 shares, par value $0.01 per share, of common stock (the “Common Stock”); and (b) 100,000,000 shares, par value $0.01 per share, of preferred stock (the “Preferred Stock”).

Section 4.2 Common Stock. The powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of Common Stock are as follows:

(a) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends and other distributions (payable in cash, property or capital stock of the Corporation) may be declared and paid on the shares of Common Stock at such times and in such amounts as the Board of Directors of the Corporation (the “Board of Directors”) in its discretion shall determine.

(b) Voting. Except as otherwise provided by applicable law or by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”) (including any Preferred Stock Designation (as defined below)), each holder of one or more outstanding shares of Common Stock, as such, shall be entitled to one (1) vote for each outstanding share of the Common Stock held of record by such holder on all matters on which stockholders are generally entitled to vote. Notwithstanding the foregoing, to the fullest extent permitted by applicable law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation).

(c) Liquidation, Dissolution or Winding Up. Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock of the Corporation as provided for or fixed by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), in the event of any liquidation, dissolution or winding up of the Corporation, the holders of outstanding shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of outstanding shares of Common Stock held by them. None of a merger, consolidation, statutory conversion, domestication, statutory transfer or continuance of the Corporation, or a sale, lease or exchange of all or substantially all of the Corporation’s property and assets which, in each case, shall not in fact result in the liquidation, dissolution or winding up of the Corporation and the distribution of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4.2(c).

Section 4.3 Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions thereof, to provide from time to time out of the unissued shares of Preferred Stock for one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series, as shall be stated in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL. The designations, powers (including voting powers), preferences and relative, participating, optional, special and other rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, thereof, may differ from those of any and all other series of Preferred Stock at any time outstanding. Except as may otherwise be provided by applicable law or the rules or regulations of any stock exchange applicable to the Corporation or by or pursuant to the provisions of this Amended and Restated Certificate (including any Preferred Stock Designation), no holder of one or more shares of any series of Preferred Stock then outstanding, as such, shall be entitled to any voting powers thereof.

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Section 4.4 No Class Vote On Changes In Authorized Number of Shares Of Preferred Stock. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the DGCL, without the separate vote of the holders of the Preferred Stock as a class. For the avoidance of doubt, the elimination and reduction of the voting requirements of Section 242 of the DGCL as provided by Section 242(d) of the DGCL shall apply to amendments to this Amended and Restated Certificate of Incorporation.

Section 4.5 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes. The Board of Directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series (collectively, the “Series Directors” and each, a “Series Director”), shall be fixed from time to time (i) for so long as a director nominated by Rorschach Advisors LLC, a Delaware limited liability company, or its assignee (each, an “Advisor Director,” and collectively, the “Advisor Directors”) serves on the Board of Directors, by a resolution unanimously adopted by the Advisor Directors (and any director other than the Advisor Directors shall have no voting power in respect of such matter), or (ii) if there are no Advisor Directors serving on the Board of Director, by the Board of Directors.

(b) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon the Board of Directors by statute, this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the DGCL, this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), and any bylaws adopted by the stockholders of the Corporation; provided, however, that no bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board of Directors that would have been valid if such bylaws had not been adopted.

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Section 5.2 Classification of Board of Directors. Except for any Series Directors, the Board of Directors shall be divided into three (3) classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. The Class I directors shall initially serve until the first annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation of the Corporation in accordance with the DGCL (the “Classification Effective Time”); the Class II directors shall initially serve until the second annual meeting of stockholders following the Classification Effective Time; and the Class III directors shall initially serve until the third annual meeting of stockholders following the Classification Effective Time. Commencing with the first annual meeting of stockholders following the Classification Effective Time, directors of each class the term of which shall then expire shall be elected to hold office for a three (3) year term and until the election and qualification of their respective successors in office, subject to such directors’ respective earlier death, resignation, disqualification or removal. From and after the Classification Effective Time, in case of any increase or decrease, from time to time, in the number of directors (other than in the number of Series Directors), the number of directors in each class shall be apportioned by resolution of the Board of Directors as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Except for the Series Directors (who shall be elected as provided in the relevant Preferred Stock Designation), the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board of Directors is hereby authorized to assign members of the Board of Directors already in office to such classes at the Classification Effective Time.

Section 5.3 No Written Ballot. The directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation so require. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.4 Newly Created Directorships and Vacancies. Subject to any limitations imposed by applicable law and subject to the rights, if any, of the holders of any series of Preferred Stock of the Corporation as provided or fixed by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation (including the Preferred Stock Designation), newly created directorships resulting from an increase in the authorized number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so elected shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal.

Section 5.5 Removal. Except for any Series Directors, any individual director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

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Section 5.6 Automatic Increase/Decrease in Number of Directors. During any period when the holders of any class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) have the right to elect one or more Series Directors, then upon commencement of, and for the duration of, the period during which such right continues: (a) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified Series Director or Series Directors, and the holders of such class or series of capital stock shall be entitled to elect such Series Director or Series Directors; and (b) each such Series Director shall serve until such Series Director’s successor shall have been duly elected and qualified, or until such Series Director’s right to hold such office terminates by or pursuant to the provisions of this Amended and Restated Certificate (including any Preferred Stock Designation), whichever occurs earlier, subject to such Series Director’s earlier death, resignation, disqualification or removal. Except as otherwise provided by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), whenever the holders of any series of Preferred Stock then outstanding having the right to elect one or more Series Directors by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) are divested of such right by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), the term of office of each such Series Director elected by the holders of such series of Preferred Stock, or elected to fill any vacancy resulting from the death, resignation, disqualification or removal of each such Series Director, shall forthwith terminate and the total authorized number of directors of the Corporation shall automatically be decreased by such specified number of directors.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by applicable law, the Board of Directors shall have the power and is expressly authorized to adopt, amend, alter or repeal any provisions of the bylaws of the Corporation without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation). The stockholders shall also have the power to adopt, amend, alter or repeal the bylaws of the Corporation; provided, however, that in addition to any vote of the holders of any series of Preferred Stock as provided for fixed by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), such action by the stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

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ARTICLE VII

ACTION BY CONSENT IN LIEU OF A MEETING; SPECIAL MEETINGS OF STOCKHOLDERS

Section 7.1 Action by Consent In Lieu of a Meeting. Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) relating to the rights, if any, of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation (and may not be taken by consent of the stockholders in lieu of a meeting).

Section 7.2 Special Meetings. Subject to the rights, if any, of the holders of any series of Preferred Stock Corporation as provided or fixed by or pursuant to the provisions this Amended and Restated Certificate (including any Preferred Stock Designation), and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time, only by or at the direction of the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or by the person calling such special meeting (if other than the Board of Directors).

Section 7.3 Advance Notice. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation. Any business transacted at any special meeting of stockholders shall be limited to the purpose or purposes identified in the notice of meeting

ARTICLE VIII

LIMITATION OF LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Liability. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any amendment, modification, repeal or elimination of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation under this Section 8.1 in respect of any act or omission occurring prior to the time of such amendment, modification, repeal or elimination. Without limiting the effect of the first sentence of this Section 8.1, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL.

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Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each natural person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including, without limitation, attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under applicable law, this Amended and Restated Certificate (including any Preferred Stock Designation), the bylaws of the Corporation, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal, amendment, modification or elimination of this Section 8.2 by the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) inconsistent with this Section 8.2, shall, unless otherwise required by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification or advancement rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal, amendment, modification, elimination or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal, amendment, modification, elimination or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by applicable law, to indemnify and to advance expenses to persons other than indemnitees.

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ARTICLE IX

AMENDMENT OF

CERTIFICATE OF INCORPORATION

Section 9.1 Amendment. The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) in its present form or as hereafter amended are granted subject to the right reserved in this Article IX.

Section 9.2 Vote Required. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or any provision of applicable law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any class or series of capital stock of the Corporation required by applicable law or by this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to alter, amend, or repeal or adopt any provision inconsistent with, Articles V, VI, VII, and VIII.

ARTICLE X

Exclusive forum for certain lawsuits

Section 10.1 Delaware Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware(the “Court of Chancery”) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, (iv) any action asserting a claim, including a claim in the right of the Corporation, as to which the DGCL confers jurisdiction upon the Court of Chancery or (v) any action asserting a claim governed by the internal affairs doctrine; provided, however, in the event that the Court of Chancery lacks jurisdiction over such action, the sole and exclusive forum for such action shall be another state or federal court located within the State of Delaware, in all cases, subject to such court having personal jurisdiction over the indispensable parties. For the avoidance of doubt, this Section 10.1 shall not apply to the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”).

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Section 10.2 Federal Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint.

Section 10.3 Application. Failure to enforce the foregoing provisions of this Article IX would cause the Corporation irreparable harm and the Corporation shall, to the fullest extent permitted by applicable law, be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

ARTICLE XI

SEVERABILITY

If any provision or provisions (or any part thereof) of this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by applicable law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the 2nd day of December, 2025.

Hyperliquid Strategies Inc

By:	/s/ David Schamis
Name:	David Schamis
Title:	President and Chief Executive Officer